Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Algonquin Power & Utilities Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Shares, no par value	Rule 457(c) and Rule 457(h)	2,500,000	$5.72	$14,300,000	0.0001531	$2,189.33
Total Offering Amounts					$14,300,000		$2,189.33
Total Fee Offsets
Net Fee Due							$2,189.33

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also be deemed to cover any additional common shares, no par value (the “Common Shares”), of Algonquin Power & Utilities Corp. (the “Registrant”) stated above that become available under the foregoing Algonquin Power & Utilities Corp. Employee Share Purchase Plan in connections with any changes in the number of outstanding Common Shares resulting from any recapitalization, stock dividend, stock split, reverse stock split, or any other similar transaction with respect to which the number of outstanding Common Shares are converted or exchanged.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and is based upon the average of the high and low selling prices per share of the Common Shares of the Registrant, as reported on the New York Stock Exchange on August 11, 2025.